FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of May 7, 2021, among Level 3 Communications, LLC, a Delaware limited liability company (the “New Guarantor”), a direct or indirect subsidiary of Level 3 Parent, LLC (or its successor), a Delaware limited liability company (“Level 3 Parent”), LEVEL 3 PARENT, LEVEL 3 FINANCING, INC., a Delaware corporation (the “Issuer”) on behalf of itself and the Guarantors (the “Existing Guarantors”), if any, under the Indenture referred to below, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and Level 3 Parent have heretofore executed and delivered to the Trustee an Indenture dated as of January 13, 2021 (the “Indenture”; capitalized terms used but not defined herein having the meanings assigned thereto in the Indenture), providing for the issuance of its 3.750% Sustainability-Linked Senior Notes due 2029;

WHEREAS, the Indenture permits the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Securities pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, the Guarantee contained in this First Supplemental Indenture shall constitute a “Restricted Subsidiary Guarantee”, and the New Guarantor shall constitute a “Guarantor”, for all purposes of the Indenture;

WHEREAS, pursuant to Section 801 and Section 1207 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this First Supplemental Indenture the legal, valid and binding obligation of Level 3 Parent, the Issuer and the New Guarantor have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Agreement to Guaranty. The New Guarantor hereby agrees, jointly and severally with all the existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article Twelve of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

2. Successors and Assigns. This First Supplemental Indenture shall be binding upon the New Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

3. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this First Supplemental Indenture, the Indenture or the Securities shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this First Supplemental Indenture, the Indenture or the Securities at law, in equity, by statute or otherwise.

4. Modification. No modification, amendment or waiver of any provision of this First Supplemental Indenture, nor the consent to any departure by the New Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the New Guarantor in any case shall entitle the New Guarantor to any other or further notice or demand in the same, similar or other circumstances.

5. Opinion of Counsel. Concurrently with the execution and delivery of this First Supplemental Indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel to the effect that this First Supplemental Indenture has been duly authorized, executed and delivered by each of the New Guarantor and the Issuer and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of the New Guarantor is a legal, valid and binding obligation of the New Guarantor, enforceable against the New Guarantor in accordance with its terms.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

7. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

10. Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer, Level 3 Parent, the Existing Guarantors and the New Guarantor, and not of the Trustee.

11. Electronic Signatures. For the avoidance of doubt, for all purposes of this First Supplemental Indenture and any document to be signed or delivered in connection with or pursuant to this First Supplemental Indenture (except where a manual signature is expressly required by the terms of this First Supplemental Indenture), the words “execution,” “signed,” “signature,” “delivery,” and words of like import shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, as the case may be, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

LEVEL 3 COMMUNICATIONS LLC,
By
/s/ Stacey W. Goff
Name: Stacey W. Goff Title: Executive Vice President and General Counsel

LEVEL 3 PARENT, LLC,
By
/s/ Rafael Martinez-Chapman
Name: Rafael Martinez-Chapman Title: Senior Vice President and Treasurer

LEVEL 3 FINANCING, INC., on behalf of itself as the Issuer and the Existing Guarantors, if any,
By
/s/ Rafael Martinez-Chapman
Name: Rafael Martinez-Chapman Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,
By
/s/ Bank of New York Mellon Trust Company, N.A.
Name: Title: